EXHIBIT 10.68*

AMENDMENT TO EMPLOYMENT AGREEMENT DATED AUGUST 26th, 2014

May 18, 2016

BY E-MAIL
Andre Javes
[ADDRESS]

Dear Andre:

The following shall serve as an amendment to your Employment Agreement with Toys “R” Us (Australia) Pty Ltd. (the “Company”), dated August 26th, 2014.

The following provisions shall be replaced as follows:

Section 1 – Term of Employment

Subject to the provisions of Section 7 of this Agreement, Executive shall continue to be employed by the Company and designated direct and indirect subsidiaries and/or affiliates of the Company (each, a “Subsidiary”), for a period commencing on June 1, 2016 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date (the “Initial Term”), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the term of Executive’s employment hereunder shall be automatically renewed on the terms and conditions hereunder for an additional one year periods commencing on the anniversary of the last day of the Initial Term (the Initial Term and any extensions of the term of this Agreement, subject to the provisions of Section 7 hereof, together, the “Employment Term”) unless either party gives written notice of non-renewal at least one hundred and twenty (120) days prior to such anniversary.

Section 2(a) – Position

During the Employment Term, Executive shall be employed by the Company and shall serve as the President – Toys “R” Us, Asia Pacific. In such position, Executive shall provide advisory services on a wide range of strategic and operational issues to the Company and TRU Group (which includes Toys “R” Us, Asia Pacific and any affiliated entity of the Company, including but not limited to, all of TRU Group’s investments and retail operations in Asia and Australia) and shall also engage in oversight and stewardship of TRU Group.

During the Employment Term, Executive will devote Executive’s full business time and reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere in any material respect with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the “Board”); provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to serve on any board of directors or trustees of any business corporation or any charitable organization; provided that, such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

During the Employment Term, the Executive shall report to David A. Brandon, the Chairman & Chief Executive Officer (“CEO”) of Toys “R” Us, Inc. or such other persons as the CEO may determine from time to time.

Executive’s principal place of employment shall be in Hong Kong, but Executive may be relocated within Asia Pacific or Australia as determined by the CEO based upon business needs.

Section 3 – Base Salary

During the Employment Term, the Company shall pay Executive a base salary at the annual rate of AUD $550,000, payable in substantially equal periodic payments in accordance with the Company’s practices for other officers of the Company, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Company based upon any appropriate and required board of director approvals, which shall at least annually review Executive’s rate of base salary to determine if any such increase shall be made. Executive’s annual base salary, as in effect from time to time hereunder, is hereinafter referred to as the “Base Salary.”

Section 4 – Annual Bonus

Executive may be eligible to earn a Team Achievement Dividend award in respect of each fiscal year of the Company (an “Annual Bonus”). Executive may be eligible to earn an Annual Bonus in a target amount of up to 100% of Executive’s Base Salary (the “Target Bonus”), payable conditional on the Company’s achievement of certain performance targets established by the Company and based upon any appropriate and required board of director approvals (such criteria not forming part of this Agreement) and pursuant to the terms of the Company’s incentive plan, in effect from time to time.

In addition, Section 11(g) – Notice, shall be amended to reflect that notice to the Company should be sent to:

Chairman & Chief Executive Officer
Toys “R” Us, Inc.
One Geoffrey Way
Wayne, NJ 07470
USA

With a copy to:
Toys “R” Us, Inc.
One Geoffrey Way

Wayne, NJ 07470
USA
Attn: General Counsel.

Finally, in Sections 2(b – 2(d), 7, 8 and 9, references to “Toys Asia” should be amended to reflect “TRU Group.”

Sincerely,

/s/ David A. Brandon

David A. Brandon
Chairman & Chief Executive Officer
Toys “R” Us, Inc.

Acknowledged and Agreed:

/s/ Andre Javes	18 May 2016
ANDRE JAVES	DATE

3